State of Delaware
Secretary of State
Division of Corporations
Delivered 06:54 PM 11/18/2005
FILED 06:54 PM 11/18/2005
SRV 050944866 — 4064403 FILE
CERTIFICATE OF TRUST
OF
COMPASS DIVERSIFIED TRUST
     This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:
1.	Name. The name of the statutory trust formed hereby is Compass Diversified Trust.

2.	Delaware Trustee. The name and business address of the Trustee of the Trust with a principal place of business in the State of Delaware is The Bank of New York (Delaware), 502 White Clay Center, Route 273 P.O. Box 6973, Newark, DE 19711.

3.	Effective Date. This Certificate of Trust shall become effective upon filing in the office of the Secretary of State of the State of Delaware.

4.	This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust in accordance with Section 3811 of the Act.

The Bank of New York (Delaware), not in its individual
capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo
Title:	Vice President

/s/ I. Joseph Massoud

Name: I. Joseph Massoud, not in his individual capacity
but solely as Regular Trustee

/s/ James J. Bottiglieri

Name: James J. Bottiglieri, not in his individual capacity
but solely as Regular Trustee